Exhibit 10.4

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

ARVINAS IP Contribution AGREEMENT

This ARVINAS IP CONTRIBUTION AGREEMENT (this “Contribution Agreement”) is entered into as of July 16, 2019 (the “Effective Date”) by and between Protag LLC, a limited liability company organized under the laws of Delaware (“Company”), and Arvinas Operations, Inc., a corporation organized under the laws of Delaware (“Arvinas”).  Company and Arvinas are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to that certain Commitment Agreement dated as of June 3, 2019 (as amended, restated and/or otherwise modified from time to time, the “Commitment Agreement”), Bayer CropScience LP has committed to contribute certain cash and in-kind capital contributions and Arvinas has committed to contribute certain in-kind capital contributions to Company;

WHEREAS, Arvinas possesses certain Know-How and Patents (as defined below) and expertise in the field of targeted degradation of proteins for multiple applications; and

WHEREAS, Arvinas desires to license the Arvinas Contributed IP (as defined below) to Company in furtherance of the transactions contemplated by the Commitment Agreement in accordance with this Contribution Agreement.

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

For purposes of this Contribution Agreement, the following capitalized terms will have the following meanings:

1.1“Action” means any claim, action, cause of action, chose in action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, examination, audit, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority or arbitrator(s).

1.2“ADME/PK” means absorption, distribution, metabolism, excretion and pharmacokinetics, as describing the disposition of a compound and any of its derivatives within an organism.

1.3“Affiliate” has the meaning assigned to such term in the LLC Agreement.  For the purposes of this Contribution Agreement, (a) neither Arvinas nor any of its Affiliates shall be considered an Affiliate of the Company or any of its Affiliates, and neither the Company nor any of its Affiliates shall be considered an Affiliate of Arvinas or any of its Affiliates, simply by virtue of this Contribution Agreement, and (b) no Person shall be considered an Affiliate of a Party solely as a result of their right to designate a member of such Party’s board of directors.

ACTIVE/98422684.12

1.4“Arvinas Assay IP” means any and all Know-How and Patents Controlled by Arvinas or any of its Affiliates as of the Effective Date or during the Term that (a) claim or Cover ADME/PK assays and/or data analysis directed at PROTAC characterization and/or predictions, and (b) are necessary or reasonably useful for the Research, Development, Manufacture, use or Commercialization of Company Products in the Field.

1.5“Arvinas Background IP” means, collectively, the Arvinas Assay IP, Arvinas Ligase IP, Arvinas Linker IP, Arvinas PROTAC IP and Arvinas Target IP.  For clarity, Arvinas Background IP includes all Improvements to Arvinas Background IP Controlled by Arvinas pursuant to Section 2.2(b)(ii) of the IPMA.

1.6“Arvinas Contributed IP” means all Arvinas Background IP.

1.7“Arvinas Ligase IP” means any and all Know-How and Patents Controlled by Arvinas or any of its Affiliates as of the Effective Date or during the Term that (a) claim or Cover (i) ubiquitin ligases or (ii) Ubiquitin Ligase Binding Moieties as independent components of protein degrader compositions, and (b) in each case of (i) and (ii), are necessary or reasonably useful for the Research, Development, Manufacture, use or Commercialization of Company Products in the Field.

1.8“Arvinas Linker IP” means any and all Know-How and Patents Controlled by Arvinas or any of its Affiliates as of the Effective Date or during the Term that (a) claim or Cover Linkers as independent components of protein degrader compositions, and (b) are necessary or reasonably useful for the Research, Development, Manufacture, use or Commercialization of Company Products in the Field.

1.9“Arvinas PROTAC IP” means any and all Know-How and Patents Controlled by Arvinas or any of its Affiliates as of the Effective Date or during the Term that (a) claim or Cover PROTACS, and (b) are necessary or reasonably useful for the Research, Development, Manufacture, use or Commercialization of Company Products in the Field, including for clarity the Licensed Yale IP.

1.10“Arvinas Target IP” means any and all Know-How and Patents Controlled by Arvinas or any of its Affiliates as of the Effective Date or during the Term that (a) claim or Cover (i) Targets or (ii) Target Binding Moieties as independent components of protein degrader compositions, and (b) in each case of (i) and (ii), are necessary or reasonably useful for the Research, Development, Manufacture, use or Commercialization of Company Products in the Field.

1.11“Bayer” means Bayer CropScience LP and any successor thereto.

1.12“Bayer IPCA” means that certain Bayer IP Contribution Agreement by and among Bayer and Company of even date herewith.

1.13“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in any of (a) New Haven, Connecticut or (b) Leverkusen, Germany are authorized or required to close.

1.14“Commercialize” or “Commercializing” means to market, promote, distribute, offer for sale, sell, have sold, use, import, have imported, export, have exported or otherwise commercialize a compound or product.  When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.15“Company Foreground IP” means such Foreground IP that is neither Improvements to Arvinas Background IP nor Improvements to Bayer Background IP.

1.16“Company IP” means, collectively, (a) all Company Foreground IP, and (b) any other Know-How and Patents Controlled after the Effective Date and during the Term by Company or any of its Affiliates that are necessary or reasonably useful for the Research, Development, Manufacture, use or Commercialization of Company Products in the Field.

1.17“Company Ligase IP” means that subset of Company IP that exclusively relates to (a) ubiquitin ligases or (b) Ubiquitin Ligase Binding Moieties as independent components and not the Company Products themselves.

1.18“Company Linker IP” means that subset of Company IP that exclusively relates to Linkers as independent components and not the Company Products themselves.

1.19“Company Product” means, with respect to a specific Target, a PROTAC whose primary mechanism of action by design is the binding to and degradation of such Target.

1.20“Company Target IP” means that subset of Company IP that exclusively relates to (a) Targets and (b) Target Binding Moieties as independent components and not the Company Products themselves.

1.21“Control” or “Controlled” means, with respect to any Know-How, Patents and other intellectual property rights, possession by a Party of the power and authority, whether arising by ownership or by license or other authorization, to grant and authorize the licenses or sublicenses, as applicable, under such Know-How, Patents and other intellectual property rights of the scope granted to the other Party in this Agreement at the time such Party would be required hereunder to grant the other Party such license or sublicense, without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be first required hereunder to grant and authorize such license or sublicense.  Notwithstanding anything in this Contribution Agreement to the contrary, a Party will be deemed to not Control any Know-How, Patents or other intellectual property rights that are owned or controlled by a Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than an Affiliate of such Party prior to the Change of Control), (a) prior to the closing of such Change of Control, except to the extent that any such Know-How, Patents or other intellectual property rights were developed prior to such Change of Control through the use of such Party’s technology, or (b) after such Change of Control to the extent that such Know-How, Patents or other intellectual property rights are developed or conceived by such Third Party or its Affiliates (other than such Party) after such Change of Control without using or incorporating such Party’s technology.

1.22“Covers” (including variations such as “Covered”, “Covering” and the like) means, with respect to a Patent and a product, that the manufacture, use, sale, offer for sale or importation of such product in a country would infringe a Valid Claim of such Patent in such country.

1.23“Develop” or “Developing” means to develop a process, compound or product, including work comprising the following activities: conducting preliminary formulation activities for field testing, producing field test materials for such testing (meeting minimum requirements for field handling, handling properties, stability, use rate, quality control, safety), performing field testing (including physiological and soil analysis, formulation (prototype development and field validation, formulation optimization) and field trials (demonstration of biological efficacy of a Company Product for expected phenotype compared to control treatments and reproduced for multiple genetics/geographies (in view of defining the business case))), developing commercial formulations (as included in the regulatory dossier, fully compatible with other active components), completing toxicity studies needed to obtain regulatory approval for a Company Product, and dossier generation and submission for regulatory approval.  When used as a noun, “Develop” means any and all activities involved in Developing.

1.24“Effective Date” has the meaning set forth in the first paragraph.

1.25“Field” means any and all agricultural purposes.

1.26“Foreground IP” means any and all Know-How developed, conceived, first reduced to practice or otherwise made by or on behalf of Company or any of its Affiliates, whether solely or jointly (including by or with any subcontractor), in connection with the Research, Development, Manufacture, use or Commercialization of Company Products in the Field, including any and all Patents claiming, and other intellectual property rights in and to, such Know-How.

1.27“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

1.28“Improvements to Arvinas Background IP” means that subset of Foreground IP that is an adaptation, enhancement, modification, and/or improvement of any Arvinas Background IP, wherein the making, using, selling, offering for sale, or importation or exploitation of the same would infringe one or more issued claims of Patents within the Arvinas Background IP (or would have infringed such issued claims while in effect), but excluding the Company Products themselves.

1.29“Improvements to Bayer Background IP” means that subset of Foreground IP that is an adaptation, enhancement, modification, and/or improvement of any Bayer Background IP, wherein the making, using, selling, offering for sale, or importation or exploitation of the same would infringe one or more issued claims of Patents within the Bayer Background IP (or would have infringed such issued claims while in effect), but excluding the Company Products themselves.

1.30“In-License Agreement” means, when used for Arvinas, an agreement with a Third Party licensor under which Arvinas or any of its Affiliates obtains Control of any Arvinas Background IP, and, when used for Company, an agreement with a Third Party licensor under which Company or any of its Affiliates obtains Control of any Company IP.

1.31“IPMA” means that certain IP Management Agreement by and among the Company, Arvinas and Bayer of even date herewith.

1.32“Know-How” means all proprietary information, inventions (whether or not patentable), improvements, practices, formulae, trade secrets, techniques, methods, procedures, knowledge, results, test data (including related reports, structure-activity relationship data and statistical analysis), analytical and quality control data, protocols, processes, models, designs, computational processes, and other information regarding discovery, development, marketing, pricing, distribution, cost, sales and manufacturing.  Know-How shall not include any Patent or any information disclosed in a published Patent.

1.33“Licensed Field” has the meaning set forth in the Option Agreement.

1.34“Licensed Yale IP” means any and all Know-How and Patents licensed to Arvinas by Yale University pursuant to the Yale Agreement included in the Arvinas Background IP.

1.35“Linker” means any linker that attaches the Ubiquitin Ligase Binding Moiety and the Target Binding Moiety.

1.36“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement by and among the Company, Arvinas and Bayer dated as of June 3, 2019 (as amended, restated and/or otherwise modified from time to time).

1.37“Manufacture” or “Manufacturing” means to make, have made, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof.  When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any component thereof.

1.38“Option Agreement” means that Option Agreement by and among Company, Bayer and Arvinas entered into on the date of the Closing, as amended, restated and/or otherwise modified from time to time.

1.39“Party” or “Parties” has the meaning set forth in the first paragraph.

1.40“Patent(s)” means any and all patents and patent applications and any patents issuing therefrom or claiming priority to, worldwide, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, reexaminations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part of any of the foregoing.

1.41“Product Transfer Agreement” has the meaning set forth in the Option Agreement.

1.42“PROTAC” means a molecule that contains a Target Binding Moiety and an Ubiquitin Ligase Binding Moiety, linked together via a Linker or chemical bond, and whose primary mechanism of action by design is the degradation of the protein target(s) of such Target Binding Moiety.

1.43“Research” means to identify, research or discover a process, compound or product, including work comprising the following activities: chemical synthesis, chemical optimization, developing in vitro screening assays and model plant assays, generating genetic tools for Company Product candidates, conducting comparative genomics on a structural and functional level, cloning and expression of genes and pathways, engineering cellular functions in view of use case, enzyme design and analytics, and testing the performance of a Company Product in model plants.  When used as a noun, “Research” means any and all activities involved in Researching.

1.44“Sublicense” means to sublicense, grant any other right with respect to, or agree not to assert, directly or indirectly, any Know-How or Patents licensed to a Party under this Contribution Agreement.  When used as a noun, “Sublicense” means any agreement to Sublicense.

1.45“Sublicensee” means any Third Party other than an Affiliate to whom a Party or an Affiliate of such Party grants a Sublicense.

1.46“Target” means any protein identified by its UniProt number, including all splice variants, mutants, natural variants, etc. reasonably associated with such UniProt number that could serve as a molecular target for a PROTAC.

1.47“Target Binding Moiety” means a moiety that binds to a Target and, for clarity, does not include a Linker or an Ubiquitin Ligase Binding Moiety.

1.48“Territory” means all countries of the world.

1.49“Third Party” means any entity other than Arvinas or Company or an Affiliate of either.

1.50“Third Party Obligations” means any non-financial encumbrances, obligations, restrictions, or limitations imposed by an In-License Agreement, including field or territory restrictions, covenants, diligence obligations or limitations pertaining to prosecution or enforcement of intellectual property rights.

1.51“Ubiquitin Ligase Binding Moiety” means a moiety that binds to an ubiquitin ligase complex.

1.52“Valid Claim” means, with respect to a particular country, a claim of an issued and unexpired Patent that has not been (a) rejected, revoked or held to be invalid, unenforceable or unpatentable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken, or (b) finally abandoned, disclaimed or admitted to be invalid, unenforceable or unpatentable, including through reissue or disclaimer.  In order to be a Valid Claim, any claim being prosecuted in a pending patent application must be prosecuted in good faith and not have been pending for more than [**] from the filing date of the first utility patent application (or equivalent concept in any such country) in the patent application family of such patent application in the country in question, in which case it will cease to be considered a Valid Claim unless such patent application issues as a patent reciting said claim and such patent otherwise satisfies this definition.

1.53“Yale Agreement” means that certain License Agreement between Yale University and Arvinas dated as of July 5, 2013, as previously amended as of May 8, 2014, October 23, 2014, April 1, 2015, September 30, 2015, December 19, 2018 and June 3, 2019.

1.54“Yale Letter Agreement” means that letter agreement between Yale University and Arvinas, dated as of June 3, 2019, and attached hereto as Schedule 1.54.

1.55The following terms will have the meanings defined in the Section of this Contribution Agreement or such other agreement as indicated.  Unless otherwise noted, the indicated Section refers to the appropriate Section of this Contribution Agreement.

Term	Where defined
Applicable Field	Section 1.1 of the Commitment Agreement
Applicable Law	Section 1.01 of the LLC Agreement
Arvinas	first paragraph
Bankrupt Party	Section 9.2.5
Bayer Background IP	Article 1 of the Bayer IPCA
Change of Control	Section 1.01 of the LLC Agreement
Closing	Section 1.1 of the Commitment Agreement
Commitment Agreement	first recital
Company	first paragraph
Effective Date	first paragraph
Electronic Transmission	Section 9.2.12
Exclusivity Research Exception	Section 1.1 of the Commitment Agreement
Existing Arvinas In-License Agreements	Section 2.1.5(a)(i)
Grantback Ex-Ag Field	Section 2.2.1
Initial Purpose	Section 1.01 of the LLC Agreement
Party(ies)	first paragraph
Permitted COC Transfer	Section 1.01 of the LLC Agreement

Term	Where defined
Person	Section 1.01 of the LLC Agreement
Term	Section 1.01 of the LLC Agreement
Transaction Documents	Section 1.1 of the Commitment Agreement

ARTICLE 2.

LICENSE GRANTS

2.1License Grants to Company.

2.1.1License Grant to Arvinas Background IP.  Subject to the terms of this Contribution Agreement, Arvinas hereby grants to Company an irrevocable (except as specified in the Commitment Agreement), worldwide, royalty-free, fully paid-up, transferable (in accordance with Section 8.1):

(a)exclusive (even as to Arvinas and its Affiliates) and sublicenseable (solely as permitted by Section 2.1.3), license under the Arvinas PROTAC IP, Arvinas Ligase IP and Arvinas Linker IP to Research, Develop, Manufacture, use and Commercialize Company Products in the Field; provided, however, that, Arvinas retains for itself and its Affiliates the non-exclusive, non-sublicenseable right to practice the foregoing Arvinas PROTAC IP, Arvinas Ligase IP and Arvinas Linker IP for the activities permitted under the Exclusivity Research Exception;

(b)non-exclusive and sublicenseable (solely as permitted by Section 2.1.3), license under the Arvinas Target IP to Research, Develop, Manufacture, use and Commercialize Company Products in the Field; and

(c)non-exclusive and non-sublicenseable license under the Arvinas Assay IP to Research, Develop, Manufacture, use and Commercialize Company Products in the Field.

2.1.2Acknowledgement.  Each of Arvinas and Company hereby acknowledge and agree that the licenses to Company of the Arvinas Contributed IP pursuant to Section 2.1.1 of this Contribution Agreement are intended to be treated as a contribution of property pursuant to 26 U.S. Code §721.

2.1.3Sublicenses.

(a)Company may grant a sublicense of its rights to the Arvinas PROTAC IP, Arvinas Ligase IP, Arvinas Linker IP and Arvinas Target IP, under the license grants to Company of Section 2.1.1 only in the following circumstances and to the following entities:

(i)to Research and Develop any Company Product in the Applicable Field for such Company Product to a subcontractor assisting Company or its Affiliates in performing Company’s Research and Development of such Company Product;

(ii)solely as necessary to Manufacture a Company Product in support of Company’s or its Affiliates’ Research and Development, use or Commercialization of such Company Product in the Applicable Field for such Company Product; and

(iii)to a distributor or importer assisting Company or its Affiliates in its Commercialization of any Company Product in the Applicable Field for such Company Product.

(b)Under a Product Transfer Agreement and provided Company is licensing Know-How and Patents it Controls (other than Know-How or Patents licensed to it under this Contribution Agreement or the Bayer IPCA) in the same transaction, Company may grant a sublicense of its rights to the Arvinas PROTAC IP, Arvinas Ligase IP, Arvinas Linker IP and Arvinas Target IP, under the license grants to Company of Section 2.1.1, (i) to Bayer or one of its Affiliates or (ii) to a Third Party, in each case of (i) and (ii), to Research, Develop, Manufacture, use and Commercialize the Company Product that is the subject of such Product Transfer Agreement in the Licensed Field.

(c)Each such Sublicense granted pursuant to Section 2.1.3(a) or 2.1.3(b) will be subject and subordinate to, and consistent with, the terms and conditions of this Contribution Agreement and will require each Sublicensee thereunder to comply with all applicable terms of this Contribution Agreement and Third Party Obligations under Arvinas’ In-License Agreements for any in-licensed Arvinas Background IP being sublicensed.  Further, with respect to each sublicense granted by Company pursuant to Section 2.1.3(b), Company will, as soon as reasonably practicable thereafter, provide Arvinas with a copy of any such executed sublicense agreement.  Notwithstanding the grant of any Sublicense, Company shall remain primarily liable to Arvinas for the performance of all of Company’s obligations under, and Company’s compliance with all provisions of, this Contribution Agreement.

2.1.4License Conditions.  Company hereby acknowledges and agrees that its rights and obligations hereunder, including its rights pursuant to Sections 2.1.1 and 2.1.3 are subject to and limited by Third Party Obligations of any In-License Agreements for Know-How or Patents within the Arvinas Background IP, including, with respect to the Licensed Yale IP, the terms and conditions of Schedule 2.1.4.

2.1.5In-Licenses; Third Party Payments.

(a)In-License Agreements.

(i)Except as set forth on Schedule 2.1.5(a)(i), as of the Effective Date, Arvinas is not a party to any In-License Agreement for Know-How or Patents included within the Arvinas Background IP existing as of the Effective Date (the “Existing Arvinas In-License Agreements”).

(ii)Subject to Section 2.1.5(b)(ii) below, in the event that, after the Effective Date, Arvinas seeks to in-license Know-How or Patents that would be deemed Arvinas Background IP for purposes of the licenses granted to Company under Section 2.1.1, Arvinas will use commercially reasonable efforts to obtain under the corresponding In-License Agreements the right to sublicense such Know-How and Patents to Company as part of the Arvinas Background IP.

(b)Third Party Payments under In-License Agreements.

(i)Subject to Section 4.4 hereof and to Section 3 of Schedule 2.1.4, Arvinas will be responsible for all payments associated with any Existing Arvinas In-License Agreements as a result of the grant to, and exercise by, Company of the licenses under Section 2.1.1.

(ii)In the event that, after the Effective Date, Arvinas in-licenses Know-How or Patents that would be deemed Arvinas Background IP for purposes of the licenses granted to Company under Section 2.1.1 but for Arvinas owing payments or other consideration under the corresponding In-License Agreement for such Know-How or Patents, Arvinas will notify Company of the existence of and anticipated amounts of such payments and Company will have the right to decline a sublicense to such in-licensed Know-How or Patents or take such a sublicense.  If Company elects to take such a sublicense, Company agrees to comply with any obligations of Arvinas, under any such In-License Agreement with respect to such Know-How or Patents, that apply to Company and of which Company was informed by Arvinas, including any obligation to make such payments.  Further, in the event Company elects to take such a sublicense, Company will make such payments, or deliver such other consideration as may be mutually agreed to between Arvinas and Company, within [**] of receiving an invoice from Arvinas for the same.

2.2Company License Grants.

2.2.1Subject to the terms of this Contribution Agreement, Company hereby grants to Arvinas a royalty-free, fully paid-up, worldwide, transferable (in accordance with Section 8.1), sublicenseable (through multiple tiers and without Company’s prior consent), non-exclusive license under the Company IP (other than the subset thereof licensed by Bayer to Company under the Bayer IPCA) for the Research, Development, Manufacture, use and Commercialization of products outside of the Field (the “Grantback Ex-Ag Field”); provided, however, that, for any such Company IP that is in-licensed by Company, if Company’s rights are for a field that includes the Grantback Ex-Ag Field and to the extent permitted under the terms of the corresponding In-License Agreement therefor and subject to Arvinas’ compliance with the rest of this Section 2.2.1, then Company hereby grants to Arvinas a non-exclusive, worldwide, transferable (in accordance with Section 8.1), sublicenseable, sublicense in and to such in-licensed Company IP for any and all purposes in the Grantback Ex-Ag Field; but, further provided that, Arvinas will have the right to decline any such sublicense grant in writing to Company and, if Arvinas does not so decline, then Arvinas hereby agrees to comply with any obligations of Company under any such In-License Agreement with respect to such in-licensed Company IP that apply to Arvinas and of which Arvinas was informed by Company, including any obligation to make payments for Arvinas’ use of the same in the Grantback Ex-Ag Field, and to make such payments (or deliver such other consideration as may be mutually agreed to between Company and Arvinas) to Company within [**] of receiving an invoice from Company for the same.

2.2.2In the event after the Effective Date Company elects to in-license Know-How or Patents that would be Company IP, Company will use commercially reasonable efforts to obtain in the corresponding In-License Agreement therefor all of the sublicense rights set forth above in Section 2.2.1 as well as an unrestricted right to assign its rights and obligations under any such In-License Agreement to an Affiliate or to a successor to substantially all of the business to which such In-License Agreement relates, whether in a merger, sale of stock, sale of assets, reorganization or other transaction.  Company will not renegotiate or agree to any amendment of any of its In-License Agreements that would adversely affect any sublicense or assignment rights of Company under such In-License Agreements without Arvinas’ and Bayer’s express prior written consent or adversely affect any rights of Arvinas or Bayer then existing under such In-License Agreements without the express prior written consent of Arvinas or Bayer, as applicable.

2.3No Implied Licenses.  All rights in and to Arvinas’ and its Affiliates’ Know-How, Patents and other intellectual property rights not expressly licensed to Company under this Contribution Agreement are hereby retained by Arvinas or its Affiliates, as applicable.  All rights in and to any Know-How, Patents and other intellectual property rights of Company and its Affiliates not expressly licensed to Arvinas under this Contribution Agreement are hereby retained by Company or its Affiliates, as applicable.  Except as expressly provided in this Contribution Agreement, no Party will be deemed by estoppel or implication to have granted the other Party any licenses or other right with respect to any of such Party’s Know-How, Patents and other intellectual property rights.

ARTICLE 3.

INTELLECTUAL PROPERTY MATTERS

3.1Intellectual Property Matters.  Subject to the rights and licenses granted herein, the rights and obligations of the Parties with respect to the ownership of, prosecution and maintenance, and enforcement of Know-How and Patents arising under the activities performed in the exercise of rights licensed or retained under this Contribution Agreement will be governed by the IPMA.

3.2No Other Rights.  Except as otherwise expressly provided in this Contribution Agreement or the IPMA, under no circumstances will a Party or any of its Affiliates, as a result of this Contribution Agreement, obtain any ownership interest, license or other right in or to any Know-How, Patents or other intellectual property rights of the other Party, including tangible or intangible items owned, controlled or developed by such other Party, or provided by such other Party to such Party at any time, pursuant to this Contribution Agreement.  Neither Party nor any of its Affiliates will use or practice any Know-How, Patents or other intellectual property rights licensed or provided to such Party or any of its Affiliates outside the scope of or otherwise not in compliance with the rights and licenses granted to such Party and its Affiliates under this Contribution Agreement, except to the extent the same is otherwise available to the public through no fault or breach of a Party obligated to keep confidential such publicly available Know-How or other intellectual property rights.

3.3Unauthorized Use of Arvinas Contributed IP.  Company will institute reasonable procedures to prevent the Arvinas Contributed IP from being used, practiced, sublicensed or otherwise exploited outside of the Research, Development, Manufacture, use and Commercialization of Company Products in the Field.  After receiving notice from Arvinas alleging a specific breach, Company will investigate (with Arvinas having the right to participate in such investigation) the use of the Arvinas Contributed IP, and if Company identifies any unauthorized use of the Arvinas Contributed IP, Company will immediately cease, and will cause to immediately be ceased, such use, and will implement, and will cause to be implemented, reasonable procedures to prevent such unauthorized use of the Arvinas Contributed IP in the future.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

4.1Representations and Warranties of the Parties.  Each of Arvinas and Company hereby represents and warrants to the other as of the Effective Date that:

4.1.1It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

4.1.2It (a) has the requisite power and authority and the legal right to enter into this Contribution Agreement and to perform its obligations hereunder and (b) has taken all requisite action on its part to authorize the execution and delivery of this Contribution Agreement and the performance of its obligations hereunder.

4.1.3It has the requisite resources and expertise to perform its obligations hereunder.

4.1.4The execution, delivery and performance of this Contribution Agreement by it (a) constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except to the extent that the enforceability may be affected by bankruptcy, insolvency, and other laws of general application affecting the enforcement of creditors’ rights and by general principles of equity that may limit the availability of equitable remedies, and (b) will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

4.1.5It has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by it in connection with the execution and delivery of this Contribution Agreement.

4.2Additional Representations and Warranties of Arvinas.  Arvinas hereby further represents and warrants to Company, as of the Effective Date, that, except as otherwise set forth on Schedule 4.2:

4.2.1Schedule 4.2.1 sets forth a true, correct and complete list of all patents and patent applications within the Arvinas Background IP, as of the Effective Date, indicating for each such patent and patent application whether it is the subject of a registration or application issued, filed with, or recorded by any Governmental Authority, and specifying, where applicable, the jurisdiction in which such patent Controlled by Arvinas have been issued or registered or in which jurisdiction such patent application Controlled by Arvinas for such issuance and registration has been filed, including, as applicable, the respective registration and application numbers, the names of all registered owners or applicants, and the filing dates and, if applicable, issue dates.

4.2.2With respect to the patents and patent applications within the Arvinas Background IP for which Arvinas controls prosecution and maintenance, Arvinas has (a) to the knowledge of Arvinas, complied with all Applicable Laws in connection with the prosecution and maintenance of such patents and patent applications, and (b) timely paid all filing, issuance, maintenance and renewal fees payable for such patents and patent applications.  Arvinas or one of its Affiliates has obtained an assignment from each inventor of the inventions claimed by the Arvinas-owned patents and patent applications within the Arvinas Background IP, and all such assignments have been recorded with the Governmental Authority where such patents have issued or patent applications have been filed.

4.2.3Arvinas owns or has the right to use the Arvinas Background IP existing as of the Effective Date, except as set forth in Schedule 4.2.3, free and clear of any liens, charges and encumbrances (other than licenses granted to Third Parties that are not inconsistent with the rights and licenses granted to Company hereunder and other than the licenses granted to Company hereunder); provided, however, that the foregoing is not a representation of non-infringement of the intellectual property rights of another Person, which representation is solely set forth in Section 4.2.7 below.  Arvinas has the right to grant sublicenses to Company of the scope contemplated under Section 2.1.1 under the Licensed Yale IP, and any other in-licensed Patents or Know-How included in the Arvinas Background IP, in each case, existing as of the Effective Date of this Contribution Agreement.

4.2.4No Person has challenged in writing the scope, validity or enforceability of any Arvinas-owned patent within the Arvinas Background IP (including, by way of example, through the institution, or written threat of institution, of interference, cancellation, opposition, reissue, reexamination or similar invalidity proceeding before the United States Patent and Trademark Office or any equivalent foreign Governmental Authority).  To the knowledge of Arvinas, the Arvinas-owned patents within the Arvinas Background IP are valid and enforceable.

4.2.5(a) To the knowledge of Arvinas, no Person has infringed, misappropriated or otherwise violated the owned Arvinas Background IP existing as of the Effective Date, and (b) neither Arvinas nor any of its Affiliates has filed or made any written claim against any Person alleging any infringement, misappropriation, or other violation of any owned Arvinas Contributed IP existing as of the Effective Date, in each case of (a) and (b), where such Person is engaged in activities that are reasonably similar to the Initial Purpose of the Company.

4.2.6As of the Effective Date and to the best of Arvinas’ knowledge, neither Arvinas nor any of its Affiliates Controls any Know-How or Patents other than the Arvinas Background IP, as the same exists as of the Effective Date, that would be necessary for Company to Research, Develop, Manufacture, use or Commercialize Company Products in the Field as contemplated under the LLC Agreement as of the Effective Date, excluding commercially available software and commercially available laboratory materials.

4.2.7As of the Effective Date and to the knowledge of Arvinas, the Research, Development, Manufacture, use and Commercialization of Company Products in the Field using the owned Arvinas Background IP as contemplated under the Transaction Documents does not infringe any duly issued and unexpired patent of any Third Party.

4.2.8As of the Effective Date, none of the Arvinas Background IP owned by Arvinas and existing as of the Effective Date is subject to any pending or outstanding injunction, order, decree, award, settlement, judgment or other disposition of dispute that (a) would reasonably be expected to adversely restrict the use of the same within the scope of the licenses granted to Company pursuant to Section 2.1.1, or (b) otherwise would reasonably be expected to adversely affect the scope, validity or enforceability of any Arvinas Background IP owned by Arvinas and existing as of the Effective Date.

4.2.9There have not been any, and, as of the Effective Date, there are no pending or, to the knowledge of Arvinas, threatened in writing, action, claim, demand, suit, proceeding, arbitration, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, against Arvinas or any of its Affiliates, in each case, in connection with the Arvinas Background IP owned by Arvinas and existing as of the Effective Date; provided, however, that nothing in this Section 4.2.9 will be interpreted as requiring Arvinas to have undertaken any inquiries or to have obtained any freedom to operate opinions.

4.3Arvinas Covenants.  Arvinas hereby covenants to Company that, except as expressly permitted under this Contribution Agreement, it will not amend, modify or terminate any In-License Agreements in a manner that would have a material adverse effect on Company’s rights hereunder.

4.4Company Covenants.  Company hereby covenants to Arvinas that, in the event that the Yale Agreement is terminated and, notwithstanding such termination, Company retains its sublicense under the Licensed Yale IP as included in the license granted to Company pursuant to Section 2.1.1(a), Company will comply with the obligations applicable to Company under the terms of the Yale Letter Agreement.  The foregoing will in no way limit the Company’s continued obligation under Section 2.1.4 hereof.

4.5Disclaimer.  Except as otherwise expressly set forth in this Contribution Agreement, neither Party nor its Affiliates makes any representation or extends any warranty of any kind, either express or implied, including any warranty of merchantability, fitness for a particular purpose or non-infringement.  Company and Arvinas acknowledge and agree that any Company Product will be the subject of ongoing Research and Development and that neither Party can assure the safety, usefulness, technical or scientific viability or commercial success of any Company Product.

ARTICLE 5.

TERM; TERMINATION

5.1Contribution Agreement Term; Expiration.  This Contribution Agreement is effective as of the Effective Date and shall terminate upon expiration of the Term.

5.2Consequences of Expiration or Termination of the Contribution Agreement.

5.2.1The terms of Section 6.2 of the Commitment Agreement will determine the consequences of termination of this Contribution Agreement.

5.2.2The following Articles and Sections of this Contribution Agreement will survive termination of this Contribution Agreement:  Article 1 (Definitions), Article 6 (Confidentiality), Article 7 (Dispute Resolution) and Article 9 (Notices and Miscellaneous), and Section 2.1.4 (License Conditions) (together with Schedule 2.1.4), Section 4.5 (Disclaimer) and this Section 5.2.2.

ARTICLE 6.

CONFIDENTIALITY

6.1Confidentiality.  Each Party’s obligations with respect to Confidential Information (as defined in the LLC Agreement) of the other Party that such Party receives, has access to or becomes acquainted with will be governed by the confidentiality provisions specified in Section 11.01 of the LLC Agreement and such Section is hereby incorporated by reference.

ARTICLE 7.

DISPUTE RESOLUTION

7.1Dispute Resolution.  Without limitation of the choice of law and jurisdiction of Sections 7.3 and 7.4, respectively, hereof, the Parties hereby agree that controversies or claims arising out of or relating to this Contribution Agreement, or the interpretation, performance, breach, termination or validity thereof, shall be resolved in accordance with the escalation procedure set forth in Section 8.14 of the LLC Agreement and such Section is hereby incorporated by reference.

7.2Attorneys’ Fees.  If any Action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of this Contribution Agreement, including claims for fraud and/or fraudulent inducement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which such Party may be entitled.

7.3Governing Law.  The Parties agree that this Contribution Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

7.4Jurisdiction.  Unless otherwise specified in this Contribution Agreement, each Party to this Contribution Agreement, by its execution hereof, unless otherwise prohibited by Applicable Law (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York in the Borough of Manhattan and to the United States District Court for the Southern District of New York for the purpose of any Action among the Parties, (b) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named courts, or that this Contribution Agreement or the subject matter hereof may not be enforced in or by such court, and (c) to the extent that an Action can be commenced in a court, agrees not to commence any such Action in any court other than before one of the above-named courts.  Notwithstanding the previous sentence, a Party hereto may commence any Action in a court other than the above-named courts for the purpose of enforcing an order or judgment issued by one of the above-named courts.

7.5Venue.  No Party hereto will assert that venue should properly lie in any other location within the selected jurisdiction.

7.6Waiver of Jury Trial.  Each of the Parties hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury with respect to any Action or liability directly or indirectly arising out of, under or in connection with this Contribution Agreement or the transactions contemplated by this Contribution Agreement.  Each of the Parties hereby (a) certifies that no representative of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of any such Action or liability, seek to enforce the foregoing waiver, and (b) acknowledges that it has been induced to enter into this Contribution Agreement and the transactions contemplated by this Contribution Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.6.

7.7Specific Performance.  Each of the Parties hereto acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Contribution Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the Parties hereto agrees that, without posting a bond or other undertaking, the other Party may seek (and obtain) an injunction or injunctions to prevent breaches or violations of the provisions of this Contribution Agreement and to enforce specifically this Contribution Agreement and the terms and provisions hereof in any Action instituted in any court specified herein.  An Action for specific performance as provided herein shall not preclude a Party hereto from pursuing any other remedy to which such Party may be entitled, at law or in equity, in accordance with the terms of this Contribution Agreement.  Each Party hereto further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert as a defense that a remedy at law would be adequate; provided, however, that each Party hereto also agrees that any Party hereto can assert any other defense it may have other than the defense of adequate remedy at law.

ARTICLE 8.

ASSIGNMENT

8.1Assignment.  Except as permitted under the Commitment Agreement (including an assignment by Arvinas in connection with a Permitted COC Transfer, for which no consent will be required) or this Contribution Agreement, neither this Contribution Agreement nor any of the rights, interests and obligations hereunder will be assigned by a Party without the prior written consent of the other Party; provided, however, that either Party may assign this Contribution Agreement to an Affiliate upon providing prior written notice to the other Party (provided, that such Party remains primarily liable for all obligations of such Affiliate following such assignment).  Subject to the prior sentence, this Contribution Agreement will be binding upon and will inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and assigns.

ARTICLE 9.

NOTICES AND MISCELLANEOUS

9.1Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given:  (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 9.1):

To Arvinas:	c/o Arvinas, Inc.
5 Science Park
395 Winchester Avenue
New Haven, CT 06511
USA
Attention: Legal Department

With a copy to:	Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
USA
Attention: Robert E. Puopolo and Karen A Spindler
Email: rpuopolo@goodwinlaw.com and kspindler@goodwinlaw.com

and

Bayer CropScience LP
c/o Bayer AG
Law, Patents & Compliance / M&A
Kaiser-Wilhelm-Allee, Building Q26
D-51368 Leverkusen
Germany
Attention: Dr. Christian Bank
Email: christian.bank@bayer.com

Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025-1015
USA
Attention: Matthew R. Gemello
Email: mgemello@orrick.com

To Company:	c/o Arvinas, Inc.
5 Science Park
395 Winchester Avenue
New Haven, CT 06511
USA
Attention: Legal Department

With a copy to:	Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
USA
Attention: Robert E. Puopolo and Karen A Spindler
Email: rpuopolo@goodwinlaw.com and kspindler@goodwinlaw.com

Solely for purposes of enforcing its rights to receive copies of notices to Arvinas under this Section 9.1, Bayer shall be an express Third Party beneficiary of this Section 9.1.

9.2Miscellaneous.

9.2.1No provision of this Contribution Agreement may be amended or modified, or compliance otherwise waived, except by a writing executed by each Party.

9.2.2The terms and conditions of this Contribution Agreement shall be interpreted according to the common sense meaning intended by the Parties and in accordance with the principles of good faith and fair dealing.

9.2.3The Parties have participated jointly in the negotiation and drafting of this Contribution Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Contribution Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Contribution Agreement.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.2.4Every day commences at 12:00 a.m. and ends at 11:59 p.m. (midnight) New York time.  Any reference in this Contribution Agreement to a number of days “in” which an action or notice is to be taken or given, shall be interpreted in such way that the term commences the day after the date taken as reference and that the action or notice shall be validly taken or given at the last day.  Any reference in this Contribution Agreement to a “day” or a number of “days” without explicit qualification of “business” shall be interpreted as a reference to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

9.2.5All rights and licenses granted under or pursuant to this Contribution Agreement by Arvinas or Company, as applicable, are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that each Party, as licensee of certain rights under this Contribution Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Contribution Agreement or (b) if not delivered under clause (a), following the rejection of this Contribution Agreement by the Bankrupt Party upon written request therefor by the other Party.

9.2.6This Contribution Agreement and the other Transaction Documents, constitute the sole and entire agreement of the Parties to this Contribution Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.  In the event of a conflict between this Contribution Agreement and the Commitment Agreement, the provisions of the Commitment Agreement shall control.

9.2.7The headings in this Contribution Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Contribution Agreement or any provision of this Contribution Agreement.

9.2.8If any term or provision of this Contribution Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Contribution Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto will negotiate in good faith to modify this Contribution Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.2.9Any mistaken reference to Articles, clauses, Sections, Schedules or paragraphs of this Contribution Agreement shall be amended according to common sense and good faith rules.  When a reference is made in this Contribution Agreement to an Article, clause, Section, Schedule or paragraph, such reference will be to an Article, clause, Section, Schedule or paragraph unless otherwise indicated.

9.2.10No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof, or the exercise of any other right, power or privilege unless explicitly provided for in this Contribution Agreement.

9.2.11Subject to the terms of and restrictions in this Contribution Agreement, the reference to any Party shall include its successors or permitted assignees or transferees that have legally acquired its rights, obligations and/or duties.  This Contribution Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assignees and transferees and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, unless otherwise specified therein.

9.2.12This Contribution Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.  A signed copy of this Contribution Agreement delivered by facsimile, e-mail or other means of Electronic Transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Contribution Agreement.  For purposes of this Section 9.2.12, “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

9.2.13Whenever the words “include,” “includes” or “including” are used in this Contribution Agreement, they will be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Contribution Agreement will refer to this Contribution Agreement as a whole and not to any particular provision of this Contribution Agreement.  All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Contribution Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Contribution Agreement are applicable to the singular as well as the plural forms of such terms.  Words importing gender include all genders.  Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

9.2.14Both Parties are independent contractors under this Contribution Agreement.  Nothing herein contained will be deemed to create an employment, agency or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party, except to the extent specifically agreed to in a written agreement signed by the Parties.  Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

9.2.15Sections 2.1 and 2.2 of this Contribution Agreement will automatically become effective as of the time of the Closing without any action by any Party, and this Contribution Agreement will terminate and be of no further force and effect upon a termination of the Commitment Agreement prior to the occurrence of the Closing, except for its surviving terms pursuant to Section 5.2.2 hereof.

[SIGNATURE PAGE FOLLOWS]

* - * - * - *

IN WITNESS WHEREOF, the Parties have caused this Contribution Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

PROTAG LLC		ARVINAS OPERATIONS, INC.

By:	/s/ Sean Cassidy	By:	/s/ Sean Cassidy
Name:	Sean Cassidy	Name:	Sean Cassidy

Title:	Authorized Signatory	Title:	CFO & Treasurer

[Signature Page to Arvinas IP Contribution Agreement]

Schedule 2.1.4

Additional License Terms for Licensed Yale IP

Company acknowledges that its sublicense and other rights under this Contribution Agreement to the Licensed Yale IP are subject to the additional terms and conditions, and Company agrees to comply with such additional terms and conditions, set forth below. Unless otherwise noted, the indicated Section refers to the appropriate Section of this Contribution Agreement.

1.	Government Rights.
(a)

Company acknowledges that, to the extent that any invention included within the Licensed Yale IP has been funded in whole or in part by the United States government, the United States government retains certain rights in such invention as set forth in 35 U.S.C. §200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations (the “Federal Patent Policy”).

(b)

As a condition of the licenses granted under Section 2.1 of this Contribution Agreement, Company acknowledges and shall comply with all aspects of the Federal Patent Policy that are applicable to the Licensed Yale IP, including any obligation that Company Products used or sold in the United States be manufactured substantially in the United States.

2.

Yale Retained Rights.  Company acknowledges that Yale University (“Yale”) retains the right, on behalf of itself and all other non-profit academic research institutions, to make, use and practice the Licensed Yale IP for research, clinical, teaching or other non-commercial purposes, and not for purposes of commercial development, use, manufacture or distribution purposes.

3.	Patent Challenge. Company acknowledges that:
(a)

In the event that (i) (A) Company brings a Patent Challenge (as such term is defined in the Yale Agreement) anywhere in the world, or (B) Company assists another party in bringing a Patent Challenge (as such term is defined in the Yale Agreement) anywhere in the world (except under a court order or subpoena), then (1) provided such PATENT CHALLENGE is brought during the period specified in Sections 6.1 and 7.3 of the Yale Agreement during which Yale is owed an EARNED ROYALTY or a percentage of SUBLICENSE INCOME, then commencing on the date on which such PATENT CHALLENGE is brought and continuing until, as applicable, either (x) the date on which such PATENT CHALLENGE results in a determination that no challenged claims are valid or infringed or (y) the date of expiration of the period specified in Sections 6.1 and 7.3 of the Yale Agreement during which Yale is owed an EARNED ROYALTY or a percentage of SUBLICENSE INCOME (in the case where such PATENT CHALLENGE results in a determination that at least one challenged claim is both valid and infringed), Company will pay to Yale an annual penalty fee of [**] Dollars (U.S. $[**]) within [**], as applicable, the period specified in clause (x) or clause (y), and (2) solely if such PATENT CHALLENGE results in a determination that at least one challenged claim is both valid and infringed, Company will promptly reimburse Yale for all legal fees and expenses incurred in Yale’s defense against such PATENT CHALLENGE.

(b)

Company will not bring a PATENT CHALLENGE without first providing Yale at least [**] prior written notice setting forth (i) precisely which claims and patents are being challenged or claimed not to be infringed, (ii) a clear statement of the factual and legal basis for the challenge, and (iii) an identification of all prior art and other matter believed to invalidate any claim of the patent within the Licensed Yale IP at issue at issue or which supports the claim that the patent within the Licensed Yale IP at issue at issue is not infringed.

(c)

Any payments to be made to Yale by Company pursuant to Section 3(a) of this Schedule 2.1.4 will be made to the account listed below (or such other account as Arvinas designates before such payment is due):

Bank Name:	[**]
ABA Number:	[**]
ABA Number:	[**]
SWIFT Number:	[**]
Account Title:	[**]
Account Number:	[**]
Yale Contract Number:	[**]
Federal Tax ID # for Yale University: 06-0646973

(d)

Any payments to be made to Yale by Company pursuant to Section 3(a) of this Schedule 2.1.4 will be made in United States Dollars.  If overdue, such payment will bear interest until payment at a per annum rate of [**] percent ([**]%) above the prime rate in effect at Citibank on the due date and Yale will be entitled to recover reasonable attorneys’ fees and costs related to the collection of such payment following such failure to pay.  The payment of such interest will not foreclose Yale from exercising any other right it may have as a consequence of the failure of Company to make such payments when due.

4.

Patent Marking.  Company agrees to mark, and to require that its Affiliates and Sublicensees mark, all Company Products that are also VALID CLAIM PRODUCTS and tangible products, with the numbers of all issued patents included in Licensed Yale IP that cover such Company Products, and, without limiting the foregoing, all such Company Products will be marked in such a manner as to conform with the patent marking notices required by the law of any country where such Company Products are made, sold, used or shipped, including, but not limited to, the applicable patent laws of that country.

5.

Indemnification.  Company will indemnify, defend by counsel reasonably acceptable to Yale, and hold harmless Yale and its trustees, officers, employees and agents, from and against any liability, cost expense, damage, deficiency, loss or obligation, of any kind or nature arising out of a third party claim (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of or otherwise relating the license granted to Company under Section of 2.1.1(a) under the Licensed Yale IP, including, without limitation, any cause of action relating to product liability, or any theory of liability (including, without limitation, tort, warranty or strict liability) or the death, personal injury, or illness of any person, or out of damage to any property related in any way to the rights granted to Company under Section of 2.1.1(a) to the Licensed Yale IP, or resulting from the production, manufacture, sale, use, lease or other disposition or consumption or advertisement of the Company Products by Company, its Affiliates or (sub)licensees or any other transferees, or in connection with any statement, representation or warranty of Company, its affiliates or (sub)licensees or any other transferees with respect to the Company Products, but expressly excluding all Claims to the extent based upon, arising out of or otherwise relating to (a) Yale’s retained rights pursuant to Section 3.3 of the Yale Agreement to use the Licensed Yale IP, or (b) Yale’s gross negligence or willful misconduct.  Company will not settle or compromise any Claim without the prior written consent of Yale, such consent not to be unreasonably withheld, conditioned or delayed, if such settlement or compromise does not include a complete release of Yale from all Claims.  Without limiting the foregoing, Yale may withhold its consent to any settlement or compromise that would in any manner constitute or incorporate an admission of liability by Yale or require Yale to take or refrain from taking any action.

6.

Patent Prosecution Expenses Conditional Obligation.  In the event that the Yale Agreement is terminated and, as provided under the terms of the Yale Agreement, Company’s sublicense under the Licensed Yale IP survives and continues in full force and effect (but subject to Company’s right to notify Yale of its election not to retain such sublicense), then Company will be responsible to Yale for the costs of filing, prosecution and maintenance of (i) the United States patent applications and patents contained in the Licensed Yale IP, and (ii) the foreign patent applications and patents contained in the Licensed Yale IP in the countries outside of the United States selected by Yale and agreed to in writing by Arvinas (as such list of countries exists on the date of termination of the Yale Agreement), in each case of (i) and (ii), shared proportionately with Yale’s other licensees and sublicensees of such Licensed Yale IP (if any) also reimbursing Yale for such costs.

7.	Insurance.

(a)

From and after such time as Company’s first Company Product commences field trials, Company will have purchased, and will have caused any of its Sublicensees to have purchased, and Company will maintain in effect, and will cause any of its Sublicensees to maintain in effect, a policy of commercial, general liability insurance in coverage amounts customary for its industry to protect Yale with respect to the Claims described in Section 5 of this Schedule 2.1.4.  Such insurance will:

(i)	list “Yale, its trustees, directors, officers, employees and agents” as additional insureds under the policy;

(ii)	provide that such policy is primary and not excess or contributory with regard to other insurance Yale may have;

(iii)

be endorsed to include product liability coverage in amounts no less than $[**] Dollars per incident and $[**] Dollars annual aggregate for Company’s indemnification obligation to Yale described in Section 5 of this Schedule 2.1.4; and

(iv)	not be construed to create a limit of Company’s liability with respect to its indemnification obligation to Yale described in Section 5 of this Schedule 2.1.4.

(b)

Upon Yale’s request, Company will furnish a Certificate of Insurance and a copy of the current insurance policy to Yale.  Company will secure agreement from its insurer to give [**] written notice to Yale prior to any cancellation of or material change to the policy.

8.

Yale Disclaimer of Representations & Warranties for the Licensed Yale IP.  In addition to the Parties’ disclaimer set forth in Section 4.4 of this Contribution Agreement, Company acknowledges and agrees that with respect to the Licensed Yale IP:

(a)

YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES THAT ANY CLAIMS OF PATENTS WITHIN THE LICENSED YALE IP, ISSUED OR PENDING, ARE VALID, OR THAT THE MANUFACTURE, USE, PRACTICE, SALE OR OTHER DISPOSAL OF COMPANY PRODUCTS THAT ARE ALSO LICENSED PRODUCTS (AS DEFINED IN THE YALE AGREEMENT) DOES NOT OR WILL NOT INFRINGE UPON ANY PATENT OR OTHER RIGHTS NOT VESTED IN YALE.

(b)

YALE MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES WHATSOEVER WITH RESPECT TO PATENTS WITHIN THE LICENSED YALE IP AND COMPANY PRODUCTS THAT ARE ALSO LICENSED PRODUCTS (AS DEFINED IN THE YALE AGREEMENT), EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(c)	COMPANY WILL MAKE NO STATEMENTS, REPRESENTATION OR WARRANTIES WHATSOEVER TO ANY THIRD PARTIES THAT ARE INCONSISTENT WITH THE DISCLAIMERS BY YALE IN CLAUSES (a) AND (b) IMMEDIATELY ABOVE.
(d)

IN NO EVENT WILL YALE OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER YALE WILL BE ADVISED, WILL HAVE OTHER REASON TO KNOW, OR IN FACT WILL KNOW OF THE POSSIBILITY OF THE FOREGOING.

(e)

IN NO EVENT WILL YALE, OR ITS TRSUTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR MONEY DAMAGES IN EXCESS OF YALE HAS RECEIVED FROM ARVINAS IN CONNECTION WITH COMPANY’S RIGHTS UNDER THE LICENSED YALE IP.

9.

Compliance with Laws; Export Controls.  Company will comply, and will cause its Affiliates and (sub)licensees to comply, with all foreign and United States federal, state and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, practice, sale and use of Company Products that are also LICENSED PRODUCTS.  In particular, Company will be responsible for assuring compliance with all United States export laws and regulations applicable to Company’s use and practice of the Licensed Yale IP.

10.

Non-Use of Yale Name.  Company acknowledges and agrees that it will not use the name “Yale” or “Yale University”, or any variation or adaptation thereof, or any trademark, tradename or other designation owned by Yale, or the names of any of its trustees, officers, faculty, students, employees or agents, for any purpose without the prior written consent of Yale, in each instance, such consent to be granted or withheld by Yale in its sole discretion, except that Company may state that it has a sublicense under the Licensed Yale IP.

11.

Governing Law for Disputes Regarding Licensed Yale IP.  Notwithstanding Article 7 of this Contribution Agreement, Company acknowledges and agrees that any matter arising out of or related to Company’s use and practice of the Licensed Yale IP will be governed by and in accordance with the substantive laws of the State of Connecticut, without regard to its conflicts of law principles, except where the federal laws of the United States are applicable and have precedence.  Any dispute arising out of or related to Company’s use and practice of the Licensed Yale IP will be brought exclusively in a court of competent jurisdiction in the State of Connecticut, and Company hereby irrevocably submits to the jurisdiction of such courts.